Exhibit 4.49

PROMISSARY NOTE

Borrower:	Ehave, Inc. of 277 Lakeshore Road East, Suite 203, Oakville, ON L6J 6J3 (the “Company”)

Lender:	____________of ___________ (the “Lender”)

Principal Amount: $________CDN

1.	FOR VALUE RECEIVED, The Borrower promise to pay the Lender at such address as may be provided in writing to the Borrower, the principal sum of $__________. This note shall rank senior to all other debt of the Company. This Note is due on April 5, 2019.
2.	Any time while not in default under this Note, the Borrower may repay the outstanding balance then owing under this Note to the Lender without further bonus or penalty.
3.	This Note will be construed in accordance with and governed by the laws of the Province of Ontario.
4.	This Note will endure to the benefit of and be binding upon the representative heirs, executors, administrators, successors and assigns of the Borrower and the Lender.

IN WITNESS WHEREOF the parties have duly affixed their signatures under seal on this 28 day of January, 2019.

SIGNED, SEALED AND DELIVERED	Ehave, Inc.

January 28, 2019

Per ______________________

SIGNED, SEALED AND DELIVERED	__________________

January 28, 2019

Per ______________________